Exhibit 10.89

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) made as of the date the parties have signed this Agreement below, by and between FD U.S. Communications Inc., a New York Corporation (“FD US”), FTI Consulting, Inc., a Maryland corporation (“FTI Consulting”), and the individual named on Schedule 1 (“Employee”). FD US, FTI Consulting, and all of their respective subsidiaries, affiliates and entities, are hereinafter referred to collectively as the “Company.”

1. Employment Agreement. FD US will employ Employee and Employee accepts such employment upon the terms and conditions set forth in this Agreement.

2. Term of Employment. Employee’s employment under this Agreement will be for a term of five (5) years from the Effective Date (the “Initial Term”), and the term of this Agreement will automatically extend for an additional year from year to year (with each year being an “Extended Term”), unless either party provides written notice of non-renewal to the other party at least ninety (90) days prior to the date of the expiration of the Initial Term or any Extended Term of this Agreement, or unless this Agreement is otherwise terminated pursuant to the provisions of Section 9 of this Agreement. The effective date of this Agreement is the date of execution of this Agreement (“Effective Date”).

3. Position and Duties. Employee will be employed as President and CEO of Financial Dynamics-USA with such duties and responsibilities that are consistent with that position as may from time to time be assigned to Employee by the CEO of FTI Consulting in consultation with the CEO of Financial Dynamics International (Holdings) Ltd., and will have such authority as may be reasonably necessary for Employee to carry out his or her duties and responsibilities. Moreover Employee shall be a member of the Board of Directors of an appropriate Financial Dynamics International Holdings Ltd., governing company and a member of FTI Consulting’s Executive Management Committee. Employee will undertake such travel within or without the United States necessary to the performance of Employee’s duties and responsibilities.

Employee will work full-time and devote all of Employee’s business time, attention, and energies to, on behalf of, and for the benefit of the Company. Employee will not, without the written consent of the Company: (i) render service to others not affiliated with the Company for compensation, or (ii) serve on any board or governing body of another for profit entity not affiliated with the Company. Employee will not engage in any activity which conflicts or materially interferes with the performance of Employee’s duties and responsibilities hereunder. Employee may engage in personal, charitable, and professional activities, (i) subject to compliance with the Company’s normal conflicts procedures, and (ii) provided such activities do not conflict or materially interfere with the ability of Employee to perform the duties and responsibilities hereunder. If an outside activity subsequently creates a conflict with the Company’s business or prospective business, Employee agrees to cease engaging in such activity at such time.

Employee will observe and adhere to all applicable written Company policies and procedures adopted from time to time, including, without limitation, the Company’s Policy on Ethics and Business Conduct, Policy on Conflicts of Interest, Acceptable Use Policy and Policy on Inside Information and Insider Trading, such as they now exist or hereafter are supplemented, amended, modified or restated.

4. Salary and Compensation.

(a) Salary. Employee’s annual rate of salary (“Salary”) is set forth on Schedule 1. The Company agrees to annually evaluate Employee’s performance and Salary. The Company, in its sole discretion, may increase or decrease Employee’s Salary at any time, provided that the Company shall on an annual basis evaluate in good faith whether Employee should be awarded a salary increase, taking into account, among other factors, whether other similarly situated Company executives have been awarded salary increases, and further provided that Employee’s Salary may not be decreased to less than the Salary listed on Schedule 1. Employee’s Salary will be paid in accordance with the Company’s customary payroll practices (including, but not limited, to practices regarding timing and withholding).

(b) Bonus Plan(s). Employee shall be entitled to receive annual bonuses in amounts reasonably determined by the office of Chief Executive of Financial Dynamics International (Holdings) Ltd. and approved by the Board of Directors of Financial Dynamics International (Holdings) Ltd. or a compensation committee constituted by such Board.

(c) Equity Awards. On or as soon as practicable after the Effective Date, Employee shall receive the equity awards listed on Schedule 1. Employee shall be eligible for such additional equity awards as the Company may from time to time determine in accordance with the policies, practices and programs it adopts from time to time with respect to the issuance of equity awards to senior executives of the Company.

5. Employee Benefit Programs and Perquisites.

(a) General. Employee will be eligible to participate in such qualified and nonqualified employee pension plans, group health, long term disability and group life insurance plans generally maintained or provided by the Company from time to time to or for the benefit of its employees generally (“Benefit Plans”), at a level commensurate with Employee’s position and Company policy regarding other similarly situated Company employees, provided that Employee meets the prerequisites and eligibility factors established by the Company for participation in the Benefit Plans. Employee will also be eligible to participate in any other welfare and fringe benefit plans, arrangements, programs and perquisites, including equity-based incentive compensation plans or deferred compensation plans (“Fringe Benefit Plans”), provided that Employee meets the prerequisites and eligibility factors established by the Company for participation in the Fringe Benefit Plans. The Company in its discretion may from time to time adopt, modify, interpret, or discontinue such plans or policies.

(b) Paid Time Off. Employee will be eligible to take (i) the number of weeks of paid time off (“PTO”) set forth on Schedule 1 for each calendar year (pro-rated for partial calendar years) subject to the Company’s policies on use and retention of such PTO in effect from time to time, plus (ii) any paid Company holidays.

(c) Reimbursement of Business Expenses. Employee is authorized to incur reasonable expenses in carrying out Employee’s duties and responsibilities under this Agreement, and the Company will promptly pay or reimburse Employee for all such expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company’s expense reimbursement policies in effect from time to time with respect to employees of the Company.

(d) Car Allowance. The Company shall provide Employee with benefits and payments sufficient to cover his costs in full for his use of a company car, including but not limited to lease payments, parking, insurance, and all other incidental costs and fees, as applicable on an annual basis for the duration of Employee’s employment.

6. No Other Employment Restrictions. Employee represents to the Company that Employee is not subject to any agreement, commitment, or policy of any third party that would prevent Employee from entering into or performing or continuing to perform the duties of Employee’s employment under this Agreement. Employee will not enter into any agreement or commitment or agree to any policy that would prevent or hinder the performance of Employee’s duties or obligations under this Agreement. Employee will not use in working for the Company and will not disclose to the Company any trade secrets or other information Employee does not have the right to use or disclose and that the Company is not free to use without liability of any kind.

7. No Payments to Governmental Officials. Employee will not knowingly pay or authorize payment of any remuneration to or on behalf of any governmental official which would constitute a violation of applicable law. The Company will neither request nor require Employee to offer to make or make a payment of any remuneration to or on behalf of any governmental official other than those required or expressly permitted by applicable law.

8. Professional Licenses. If Employee’s duties or responsibilities hereunder require Employee to maintain licenses, certifications or memberships, either now or at any time in the future, in order to perform Employee’s duties or responsibilities hereunder, or to remain in compliance with the law or the Company’s policies and procedures related to professional licensure, Employee will procure and maintain all such licenses, certifications or memberships, the costs of which, if incurred by Employee, will be reimbursed by the Company. If applicable, such licenses, certification or memberships encompassed by this Section 8 are listed in Schedule 1.

9. Termination of Employment.

(a) Resignation. Employee may resign his or her employment under this Agreement at any time upon at least 45 days prior written notice to the Company. The Company, at its sole discretion, may relieve Employee of his or her active duties during this 45 day notice period and may require Employee to use any accrued and unused paid time off, including vacation, during the notice period. The Company and the Employee may also mutually agree to waive such notice, and/or set an earlier termination date upon receipt of such notice, in which event Employee’s employment will terminate on the earlier termination date, and no pay in lieu of notice will be due.

(b) Termination by the Company for Cause. The Company may terminate Employee’s employment for “Cause” if Employee:

(i) is convicted of or pleads nolo contendre to a felony;

(ii) commits fraud or a material act or omission involving dishonesty with respect to a matter of material importance to the Company or any of its respective employees, customers or affiliates, as reasonably determined by the Company;

(iii) willfully fails or refuses to carry out the material responsibilities of Employee’s employment by the Company, as reasonably determined by the Company;

(iv) engages in gross negligence or willful misconduct in connection with the performance of his duties hereunder which causes material injury to the Company, as reasonably determined by the Company;

(v) willfully engages in any act or omission which is in material violation of the FTI Consulting, Inc. Policy on Ethics and Business Conduct, Policy on Conflicts of Interest, Acceptable Use Policy or Policy on Inside Information and Insider Trading, such as they now exist or hereafter are supplemented, amended, modified or restated, including but not limited to engaging in insider transactions, disclosing a proposed or pending business transaction, receiving preferential treatment or gifts, failing to disclose conflicts of interest, disseminating inside information, and/or taking advantage of corporate opportunities for personal benefit; or

(vi) commits a material breach of Employee’s material obligations under this Agreement, including but not limited to Sections 7 or 8 above, as reasonably determined by the Company.

The Company may terminate Employee’s employment under this Agreement for Cause (as defined in subparagraphs (i) through (vi) above) at any time, provided, however, that if the act or omission giving rise to the termination for Cause is curable by Employee, the Company will provide 30 days written notice to Employee of its intent to terminate Employee for Cause, with an explanation of the reason(s) for the termination for Cause, and if Employee cures the act or omission within the 30 day notice period, the Company will rescind the notice of termination and Employee’s employment will not be terminated for Cause at the end of the 30 day notice period. Notwithstanding the foregoing, if Employee has previously been afforded the opportunity to cure and successfully cured under this provision, the Company will have no obligation to provide Employee with notice and an opportunity to cure prior to a termination for Cause. Unless Employee receives 30 days notice and an opportunity to cure under this Section, Employee’s termination for Cause will be effective immediately upon the Company mailing or transmitting written notice of such termination to Employee.

(c) Termination by the Company Without Cause. The Company may terminate Employee’s employment under this Agreement without Cause at any time upon 45 days prior written notice to Employee. The Company, at its sole discretion, may relieve Employee of his or her active duties and require Employee to use any accrued and unused paid time off, including vacation, during the notice period. The Company may also provide 45 days pay in lieu of notice. Employee’s termination without Cause will be effective on the date of termination specified by the Company.

(d) Termination Due to Disability. If Employee becomes “Disabled” (as defined below), the Company may terminate Employee’s employment. For the purposes hereof, Employee and the Company agree that Employee will be considered “Disabled” if Employee is unable to substantially perform the customary duties and responsibilities of Employee’s employment for 180 consecutive calendar days or 180 or more calendar days during any 365 calendar day period by reason of a physical or mental incapacity. Employee agrees that if Employee becomes “Disabled” under the definition of this Section 9(d), Employee will be unable to perform the essential functions of Employee’s position and that there would be no reasonable accommodation which would not constitute an undue hardship to the Company. Therefore, as Employee would not be qualified for Employee’s position, the Company would have the right to terminate Employee’s employment under this Section 9(d). Employee’s termination due to Disability will be effective immediately upon the Company mailing or transmitting written notice of such termination to Employee.

(e) Termination Due to Death. If Employee dies during the term of this Agreement, this Agreement will terminate on the date of Employee’s death.

(f) Termination Due to Non-Renewal by Employee or the Company. Either Employee or the Company may terminate this Agreement by providing written notice of intent not to renew this Agreement, as described in Section 2 of this Agreement. Employee’s termination due to non-renewal will be effective at the end of the applicable initial or extended term.

(g) Termination by Employee for Good Reason. Employee may terminate employment for “Good Reason” if, without Employee’s prior consent, the Company: (1) reduces Employee’s Salary below that listed on Schedule 1; (2) reduces Employee’s compensation or compensation opportunities contrary to Section 4 of this Agreement and/or reduces Employee’s benefits or benefits opportunities contrary to section 5(b), (c), or (d) of this Agreement; (3) materially breaches the first paragraph of Section 3 of this Agreement; (4) assigns the Employee material duties or responsibilities that are materially and substantially inconsistent with, or a diminution of, Employee’s duties and responsibilities as of the Effective Date; or (5) relocates Employee’s office and/or his primary place of employment to a location outside of New York City’s Borough of Manhattan. Before terminating employment for Good Reason, Employee must specify in writing to the Company the nature of the act or omission that Employee deems to constitute Good Reason and provide Company 30 days after receipt of such notice to correct the situation (and thus prevent Employee’s termination for Good Reason), but only if the circumstance justifying the termination for “Good Reason” is curable by Employer.

10. Payments in the Event of Termination of Employment.

(a) Termination of Employment by Resignation, Notice of Non-Renewal of the Agreement by Employee, Disability or Death. In the event of termination of Employee’s employment with the Company due to resignation by Employee pursuant to Section 9(a), due to notice of non-renewal of the Agreement by Employee pursuant to Sections 2 and 9(f), or due to death or Disability, the Company will pay to Employee: (i) the unpaid amount, if any, of Employee’s Salary plus the value of Employee’s contractual benefits through the date of termination (provided that Employee shall have no right to any bonus which would be paid to Employee on a date subsequent to the date of termination), (ii) the amount of any substantiated but previously unreimbursed business expenses incurred prior to the date of termination, and (iii) any additional payments or benefits, regardless of when such payments or benefits accrue, which Employee is eligible to receive under the terms of any Benefit Plan or any Fringe Benefit Plan (collectively, “Accrued Compensation”).

Employee will be eligible to exercise his or her rights to COBRA coverage for Employee, and, where applicable, Employee’s spouse and eligible dependents, at Employee’s expense, upon termination of Employee’s employment.

(b) Termination of Employment by the Company for Cause. In the event of termination of Employee’s employment with the Company due to the Company’s termination of Employee for Cause pursuant to Section 9(b), the Company will pay to Employee the Accrued Compensation (as defined in Section 10(a)).

(c) Termination of Employment by the Company Without Cause, Termination of Employment by Notice of Non-Renewal of the Agreement by the Company, or Termination of Employment by Employee for Good Reason. In the event of termination of Employee’s employment with the Company due to the Company’s termination of Employee without Cause pursuant to Section 9(c) during an Extended Term, due to notice of non-renewal of the Agreement by the Company pursuant to Sections 2 and 9(f), or due to termination by Employee for Good Reason pursuant to Section 9(g) during an Extended Term, the Company will pay Employee (i) severance in the form of continued payments equal to his Salary plus the value of his contractual benefits for a period of one year; and (ii) should Employee elect COBRA, all COBRA premiums on Employee’s behalf for Employee and Employee’s dependants for a period of one year, provided (i) Employee and the Company execute mutual releases satisfactory in form and substance to the Company and the Employee, and (ii) Employee observes the requirements of Sections 12 through 17 of this Agreement. In the event of termination of Employee’s employment with the Company due to the Company’s termination of Employee without Cause pursuant to Section 9(c) during the first two years of the Initial Term, or due to termination by Employee for Good Reason pursuant to Section 9(g) during the first two years of the Initial Term, the Company shall pay Employee severance in the form of continued payments equal to his salary plus the value of all his contractual benefits for a period of three years plus the Company shall pay Employee the COBRA premiums which he would have received under this paragraph, subject to the conditions specified under this paragraph, had he been terminated without Cause during an Extended Term pursuant to Section 9(c). In the event of termination of Employee’s employment with the Company due to the Company’s termination of Employee without Cause pursuant to Section 9(c) during the last three years of the Initial Term, or due to termination by Employee for Good Reason pursuant to Section 9(g) during the last three years of the Initial Term, the Company shall pay Employee severance in the form of continued payments equal to his salary plus the value of all his contractual benefits for the period which he would have received such salary and benefits had he remained employed throughout the remainder of the Initial Term, provided that at a minimum Employee shall receive such payments for a period of one year, plus the Company shall pay Employee the COBRA premiums which he would have received under this paragraph, subject to the conditions specified under this paragraph, had he been terminated without Cause during an Extended Term pursuant to Section 9(c).

Employee will be eligible to exercise his or her rights to COBRA coverage for Employee and, where applicable, Employee’s spouse and eligible dependents upon termination of Employee’s employment.

11. Restrictive Covenants.

(a) Sufficiency of Consideration. Employee acknowledges that the consideration that Employee will receive pursuant to this Agreement serves as sufficient consideration for Employee’s promises to abide by the restrictive covenants set forth in sections 12 through 17 of this Agreement.

(b) Survival Post-Termination. The rights and obligations set forth in Sections 12 through 17 of this Agreement will survive termination of this Agreement and of Employee’s employment with the Company.

12. Non-Competition Covenants.

Employee acknowledges that during the Restricted Period (defined below), Employee will not, directly or indirectly, be employed by (where Employee’s employment would involve any level of strategic, advisory, technical, creative, sales, or other similar input), lend money to, invest in, or engage in a Competing Business (defined below) in any Market Area (defined below). That prohibition includes, but is not limited to, acting, either singly or jointly or as agent for, or as an employee of or consultant or independent contractor to, any one or more persons, firms, entities, or corporations directly or indirectly (as a director, independent contractor, representative, consultant, member, or otherwise) in such Competing Business. Notwithstanding the foregoing, (a) Employee may own up to 5% of the outstanding capital stock of any corporation or other entity that is publicly traded, and (b) following the termination of Employee’s employment hereunder, Employee may provide services as an officer, consultant, employee, director, partner or otherwise to an entity engaged in multiple business lines (including a business line that is a Competing Business) provided that the business line(s) for which Employee provides services is not a Competing Business.

13. Non-Solicitation Covenants. During the Restricted Period, as defined below, Employee will not, directly or indirectly, whether for Employee or for any other individual or entity (other than the Company):

(i) solicit business regarding any case or matter upon which Employee was engaged at the time of or at any time within a twelve (12) month period of time immediately prior to the termination of Employee’s employment with the Company;

(ii) solicit any person or entity who is a client of the Company’s business in which Employee was engaged at the time of or at any time within a twelve (12) month period of time immediately prior to the termination of Employee’s employment with the Company; or

(iii) solicit, induce or otherwise attempt to influence any person who the Company employs or otherwise engages to perform services including, but not limited to, any employees, independent consultants, engineers, or sales representatives, or any contractor, subcontractor, supplier, or vendor of the Company, to leave the employ of or discontinue providing services to the Company, provided, however, that this restriction will not apply in the case of any clerical employee of the Company or in the case of any other employee whose employment with the Company has been terminated for at least one year.

14. Confidential Information of the Company. Employee’s association with the Company under this Agreement has given and will give Employee access to Confidential Information (defined below) not generally known outside of the Company that may be of value to the Company or that has been given to the Company in confidence by third parties. Employee acknowledges and agrees that using, disclosing, or publishing any Confidential Information in an unauthorized or improper manner would cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Employee will not at any time, except in performing the duties of Employee’s employment under this Agreement (or with the prior written consent of the Company), directly or indirectly, use, disclose, or publish any Confidential Information that Employee may learn or become aware of, or may have learned or become aware of because of Employee’s association with the Company, or use any such information in a manner that is or may reasonably be likely to be detrimental to the business of the Company. For the purposes hereof, the term “Confidential Information” includes, without limitation, information not previously disclosed to the public or to the trade by the Company with respect to its present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information, business plans, lease structure, projections, prospects, or opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside the Company that may be of value to the Company, but excludes any information already properly in the public domain. Confidential Information also includes confidential and proprietary information and trade secrets that third parties entrust to the Company in confidence. The rights and obligations set forth in this Section will continue indefinitely.

15. Property Rights. Employee confirms that all Confidential Information is and must remain the exclusive property of the Company. All business records, business papers, and business documents kept or created by Employee in the course of Employee’s employment by the Company relating to the business of the Company remain the property of the Company. Upon the termination of this Agreement or upon the Company’s reasonable request at any time, Employee must promptly deliver to the Company any Confidential Information or other property belonging to the Company (written or otherwise) not otherwise in the public domain. Employee will not, without the Company’s consent, retain copies, excerpts, summaries, or compilations of the foregoing information and materials.

16. Intellectual Property.

(a) All records, in whatever media, documents, papers, inventions and notebooks, drawings, designs, technical information, source code, object code, processes, methods or other copyrightable or otherwise protected works Employee conceives, creates, makes, invents, or discovers or that otherwise relate to or result from any work Employee performs or performed for the Company or that arise from the use or assistance of the Company’s facilities, materials, personnel or Confidential Information in the course of Employee’s employment (whether or not during usual working hours), whether conceived, created, discovered, made, or invented individually or jointly with others, will, together with all the worldwide patent, copyright, trade secret, or other intellectual property rights in all such works, be and remain the absolute property of the Company. Employee irrevocably and unconditionally waives all rights that may otherwise vest in Employee (whether before, on, or after the date of this Agreement) in connection with Employee’s authorship of any such copyrightable or patentable works in the course of Employee’s employment with the Company, wherever in the world enforceable. Without limitation, Employee waives the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment. Employee recognizes any such works are “works for hire” of which the Company is the author.

(b) Employee will promptly disclose, grant and assign ownership to the Company for its sole use and benefit any and all ideas, processes, inventions, discoveries, improvements, technical information, copyrightable works and/or patentable works that Employee develops, acquires, conceives or reduces to practice (whether or not during usual working hours) while employed by the Company. Employee will promptly disclose and hereby grant and assign ownership to the Company of all patent applications, letter patent, utility and design patents, copyrights and reissues thereof, or any foreign equivalents thereof, that may at any time be filed or granted for or upon any such invention, improvement, or information. In connection therewith:

(i) Employee will, without charge but at the Company’s expense, promptly execute and deliver such applications, assignments, descriptions and other instruments as the Company may consider reasonably necessary or proper to vest title to any such inventions, discoveries, improvements, technical information, patent applications, patents, copyrightable work or reissues thereof in the Company and to enable it to obtain and maintain the entire worldwide right and title thereto; and

(ii) Employee will provide to the Company at its expense all such assistance as the Company may reasonably require in the prosecution of applications for such patents, copyrights or reissues thereof, in the prosecution or defense of interferences that may be declared involving any such applications, patents or copyrights and in any litigation in which the Company may be involved relating to any such patents, inventions, discoveries, improvements, technical information or copyrightable works or reissues thereof. The Company will reimburse Employee for reasonable out-of-pocket expenses incurred and pay Employee reasonable compensation for Employee’s requested time if the Company no longer employs Employee.

(c) To the extent, if any, that Employee owns rights to works, inventions, discoveries, proprietary information, and copyrighted or copyrightable works, or other forms of intellectual property that are incorporated in the work product Employee creates for the Company, Employee agrees that the Company will have an unrestricted, nonexclusive, royalty-free, perpetual, transferable license to make, use, sell, offer for sale, and sublicense such works and property in whatever form, and Employee hereby grants such license to the Company.

(d) This Section (relating to Copyright, Discoveries, Inventions and Patents) does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company (including any of its predecessors) was used and that was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) the Company’s actual or anticipated research or development, or (b) the invention results from any work Employee performed as an employee of the Company. The rights and obligations set forth in this Section will continue indefinitely.

17. Definitions. For purposes of Sections 12 through 17, the following terms will have the meaning set forth below:

(a) Restricted Period. The term “Restricted Period” means the period beginning on the date of the execution of this Agreement and ending on the expiration of the period ending twelve (12) months from the termination date of Employee’s employment, unless the termination of Employee’s employment with the Company is due to the Company’s termination of Employee without Cause pursuant to Section 9(c) or due to termination by Employee for Good Reason pursuant to Section 9(g), in which case the term “Restricted Period” means the period during which Employee continues to receive payments equal to his salary plus the value of his contractual benefits under Section 10(c) of this Agreement. Notwithstanding the foregoing, (i) the duration of the Restricted Period will be extended by the amount of any and all periods that Employee violates the covenants of any of Sections 12 and 13, and (ii) the Restricted Period will earlier expire upon the failure of the Company to make any payments due to Employee prior to the expiration of the Restricted Period, provided, however, that Employee must specify in writing to the Company the act or omission that Employee deems to constitute such payment failure of the Company and provide the Company 30 days after receipt of such notice to correct the situation (and thus prevent the earlier expiration of the Restricted Period), and provided further that Company will not thereby be relieved of any payment or forgiveness obligations to Employee under this Agreement or related agreements contemplated by this Agreement.

(b) Competing Business. The term “Competing Business” means any line of business, in which Employee was substantially engaged or about which Employee gained substantial Confidential Information during Employee’s employment with the Company, that is either (a) conducted by the Company or any predecessor thereof during the period of Employee’s employment with the Company or any such predecessor and at the time Employee’s employment ends, or (b) planned or proposed by the Company at any time during the last twenty-four (24) months of Employee’s employment with the Company. By way of illustration, a Competing Business includes any entity that conducts one or more of the following lines of business: financial public relations, investor relations, client public relations (“PR”), private shareholder PR for corporate clients, planning application communications for corporate clients, business to business PR, private equity transaction PR, corporate governance consultancy, financial calendar management and corporate PR and corporate PR consultancy involving development and promotion of the reputation of a company.

(c) Market Area. The term “Market Area” means any place, including but not limited to the continental United States, the United Kingdom and Australia, where the Company or any predecessor thereof conducts or conducted any business, in which Employee was substantially engaged or about which Employee gained substantial Confidential Information, that was either conducted, planned or proposed by the Company at any time during the last twenty-four (24) months of Employee’s employment with the Company. Employee acknowledges that due to the nature of the business conducted by the Company, this geographic scope is reasonable and necessary to protect the Company’s legitimate protectable interests.

18. Enforceability. If any of the provisions of Sections 12 through 17 are deemed by a court or arbitrator having jurisdiction to exceed the time, geographic area, or activity limitations the law permits, the limitations will be reduced to the maximum permissible limitation, and Employee and the Company authorize a court or arbitrator having jurisdiction to reform the provisions to the maximum time, geographic area, and activity limitations the law permits; provided, however, that such reductions apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. Should a court or arbitrator make any such reformation and/or reduction, than Employee shall not be liable for damages with respect to any conduct occurring prior to that reformation and/or reduction.

19. Remedies. Without limiting the remedies available to the parties, each party acknowledges that a breach of any of the covenants in Sections 12 through 17 would result in material irreparable injury to the Company for which there is no adequate remedy at law, and that it will not be possible to measure damages for such injuries precisely. The parties agree that, if there is a breach or threatened breach of such covenants, the Company will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in prohibited activities or such other relief as may be required to specifically enforce any of said covenants. In addition, the Company will be relieved of any obligation to provide to Employee any post-employment payments, benefits, awards, loan forgiveness, or extended vesting or exercise periods under this Agreement, any equity award, any bonus plan, or any Benefit or Fringe Benefit Plan which would otherwise occur, be continued, or become due and payable following such breach or threatened breach, provided that should it be determined by a court or arbitrator that there was no breach or threatened breach, all such compensation shall be paid to Employee for the entire time period in which it is and was owed, and the court or arbitrator shall have the discretion to award Employee his attorneys fees and costs incurred in proving that there was no breach or threatened breach. Each party agrees that all remedies expressly provided for in this Agreement are cumulative of any and all other remedies now existing at law or in equity. In addition to the remedies provided in this Agreement, the parties will be entitled to avail themselves of all such other remedies as may now or hereafter exist at law or in equity for compensation, and for the specific enforcement of the covenants contained in Sections 12 through 17. Resort to any remedy provided for in this Section or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude a recovery of monetary damages and compensation. Each party agrees that no party hereto must post a bond or other security to seek an injunction. In the event that an arbitrator or court of competent jurisdiction declares that any of the remedies outlined in this Section 19 are unavailable as a matter of law, the remainder of the remedies outlined in this Section shall remain available to the Company.

20. Assignment. The Company may assign or otherwise transfer this Agreement and any and all of its rights, duties, obligations, or interests under it to (a) any of the Company’s affiliates or subsidiaries; or (b) any successor to all or a material part of the business of the Company (directly or indirectly). Upon such assignment or transfer, any such business entity will be deemed to be substituted for the Company for all purposes. Employee may not assign or delegate the obligations of Employee under this Agreement.

21. Severability. If the final determination of an arbitrator or a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Any prohibition or finding of unenforceability as to any provision of this Agreement in any one jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

22. Amendment; Waiver. Except as provided in Section 30, neither Employee nor the Company may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by Employee and the Company. Either party’s waiver of the other party’s compliance with any specific provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

23. Withholding. The Company will reduce its compensatory payments to Employee hereunder for withholding and FICA and Medicare taxes and any other withholdings and contributions required by law.

24. Governing Law. The Agreement will be governed by the laws of the State of Maryland, without regard to any conflict of laws provisions.

25. Notices. Notices may be given in writing by personal delivery, by certified mail, return receipt requested, by telecopy, or by overnight delivery. Employee should send or deliver notices to the Company, to the attention of the Chief Risk Officer, at 500 East Pratt Street, Baltimore, Maryland 21202, fax number: (410) 224-7868. The Company will send or deliver any notice given to Employee at Employee’s address as reflected on the Company’s personnel records. Employee and the Company may change the address for notice by like notice to the other party. Employee and the Company agree that notice is deemed received on the date it is personally delivered, the date it is received by certified mail, the date of guaranteed delivery by overnight service, or the date the fax machine confirms receipt.

26. Superseding Effect. This agreement supersedes all prior or contemporaneous negotiations, commitments, agreements, and writings between Employee and the Company with respect to the subject matter. All such other negotiations, commitments, agreements, and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder. Notwithstanding this provision, the terms of the Company’s Benefit Plans, Fringe Benefit Plans, any deferred compensation plans, stock plans, stock option plans or any other benefit or award plans which are in effect will continue to be governed in accordance with their respective terms, and this Agreement does not supersede any bonus, stock option or restricted stock award made in connection with Employee’s employment with the Company prior to the Execution Date.

27. Arbitration.

(a) Arbitrable Claims. The Company and Employee agree to attempt to resolve any employment related dispute between them quickly and fairly. Any such dispute which remains unresolved (including, but not limited to, disputes concerning employment with and/or termination of employment from the Company, the validity, interpretation, enforceability or effect of this Agreement or alleged violations of this Agreement, claims concerning a legally protected right, including without limitation, any common law claims such as breach of contract or commission of a tort, and any claims arising under the federal, state or local civil rights laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Worker Adjustment or Retraining Notification Act, and all other federal, state or local employment related statutes, ordinances and/or common law) shall be resolved exclusively by final and binding arbitration. Employee acknowledges that Employee waives the right to litigate the foregoing employment related legal claims in a judicial forum before a judge or jury.

This arbitration provision does not apply to (i) any Employee claim for workers compensation benefits, unemployment compensation benefits or denial of benefits under any ERISA plan, or to the filing of charges with government agencies, or (ii) any Company claim regarding breach of confidentiality or noncompetition or nonsolicitation obligations, or trade secret, trademark, copyright or patent issues, but only if the Company is seeking injunctive relief.

(b) Claim Initiation/Time Limits. A party must notify the other party in writing at the addresses indicated in Section 25 of a request to arbitrate a dispute within the same statute of limitations applicable to the legal claim asserted. The written request for arbitration must specify: (i) the factual basis on which the claim is made; (ii) the statutory provision or legal theory under which the claim is made; and (iii) the nature and extent of any relief or remedy sought.

(c) Procedures. The arbitration will be administered in accordance with the Employment Dispute Resolution Rules (“Rules”) of the American Arbitration Association (“AAA”), a copy of which is available upon request to the Company, in the metropolitan area in which Employee is then (or was last) employed before a single arbitrator, experienced in employment law and licensed to practice law in that jurisdiction, who has been selected in accordance with such Rules. The Company will pay the fees of the AAA and the arbitrator. However, in the event Employee requests an arbitration, Employee will be required to contribute an amount equal to the fee required to file a complaint of the same type in the state court which is geographically closest to the site of the arbitration. Employee and the Company may be represented by counsel of their choosing at their own expense. However, attorneys’ fees and costs may be awarded to a prevailing party in the discretion of the arbitrator.

(d) Responsibilities of Arbitrator. The arbitrator will act as the impartial decision maker of any claims that come within the scope of this arbitration provision. The arbitrator will have the powers and authorities provided by the Rules and the statute or common law under which the claim is made. For example, the arbitrator will have the power and authority to include all remedies in the award available under the statute or common law under which the claim is made including, without limitation, the issuance of an injunction. The arbitrator will apply the elements and burdens of proof, mitigation duty, interim earnings offsets and other legal rules or requirements under the statutory provision or common law under which such claim is made. The arbitrator will permit reasonable pre-hearing discovery. The arbitrator will have the power to issue subpoenas. The arbitrator will have the authority to issue a summary disposition if there are no material factual issues in dispute requiring a hearing and the Company or Employee is clearly entitled to an award in its, his or her favor. The arbitrator will not have the power or authority to challenge the Company’s lawful personnel policies or to substitute his/her business judgment for the lawful business judgment of the Company which is not a breach of the provisions of this Agreement, or any related agreements or plans, including but not limited to any equity awards, or any bonus plans. The arbitrator will not have the power or authority to add to, detract from or modify any provision of this Agreement, or any related agreements or plans, including but not limited to any equity awards or any bonus plans. The arbitrator will not have the power or authority to direct the Company to issue, reissue, value, revalue or take any other similar action with respect to any equity awards, and, therefore, any award by the arbitrator in favor of Employee with respect to any equity award will be a cash equivalent award. The arbitrator will issue a signed written opinion and award that will include findings of fact and conclusions of law. If any monetary award is made, the arbitrator will specify the elements and factual basis for calculating the amount. The arbitrator’s award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction in the state where the arbitration was held. The decision of the arbitrator will be final and binding, provided, however, limited judicial review may be obtained in a court of competent jurisdiction as permitted under applicable law.

(e) Section 19 Remedies. Notwithstanding the foregoing, each party shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 19 above, from any court of competent jurisdiction, without the need to resort to arbitration.

28. Indemnification and Liability Insurance. During the term of this Agreement and after the termination of this Agreement, the Company will indemnify Employee to the fullest extent permitted by applicable law with regard to Employee’s actions (or inactions) on behalf of the Company, with advancement of legal fees on a current basis as permitted by law. The Company will cover Employee under professional and other appropriate liability insurance policies both during and, while any potential liability exists, after the term in the same amount and to the same extent, if any, as the Company covers its senior managing directors.

29. Cooperation in Legal Matters. Employee will cooperate with the Company, during the term of Employee’s employment and thereafter with respect to any pending or threatened claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (the “Claims”), by being reasonably available to testify on behalf of the Company, and to assist the Company by providing information, meeting and consulting with the Company or its representatives or counsel, as reasonably requested. The Company will reimburse Employee for all out-of-pocket expenses reasonably incurred by Employee in connection with the Employee’s provision of such testimony or assistance. If necessary, the Company will provide counsel to Employee at the Company’s expense. Employee agrees not to disclose to or discuss with anyone who is not assisting the Company with the Claims, other than Employee’s personal attorney, the fact of or the subject matter of the Claims, except as required by law. Employee agrees to maintain the confidences and privileges of the Company, and acknowledges that any such confidences and privileges belong solely to the Company and can only be waived by the Company, not Employee. In the event that Employee is subpoenaed to testify, or otherwise requested to provide information in any matter relating to the Company, Employee further agrees to promptly notify the Company after receipt of such subpoena, summons or request for information, to reasonably cooperate with the Company with respect to such subpoena, summons or request for information, and to not voluntarily provide any testimony or information unless required by law or permitted by the Company.

30. Section 409A Compliance. It is intended that any income to Employee provided pursuant to this Agreement or other agreements or arrangements contemplated by this Agreement will not be subject to interest and additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). The provisions of the Agreement and such other agreements or arrangements will be interpreted and construed in favor of its meeting any applicable requirements of Code Section 409A. The Company, in its reasonable discretion, may amend (including retroactively) the Agreement and any such other agreements or arrangements in order to conform with Code Section 409A, including amending to facilitate the ability of Employee to avoid the imposition of interest and additional tax under Code Section 409A The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect for any income to Employee provided pursuant to the Agreement or other agreements or arrangements contemplated by this Agreement. In any event, the Company will have no responsibility for the payment of any applicable taxes on income to Employee provided pursuant to this Agreement or other agreements or arrangements contemplated by this Agreement.

31. Miscellaneous Provisions.

(a) This Agreement will be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.

(b) Employee acknowledges that Employee has read and understands this Agreement and is entering into this Agreement knowingly and voluntarily.

(c) Notwithstanding the termination of Employee’s employment hereunder for any reason or anything in this Agreement to the contrary, all post-employment obligations of the parties and any provisions necessary to interpret or enforce those obligations under any provision of this Agreement will survive the termination or expiration of this Agreement and remain in full force and effect for the periods therein provided.

(d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Agreement on the date specified below.

FD U.S. COMMUNICATIONS, INC.

By:	/S/ DECLAN KELLY
Name:	Declan Kelly
Title:	President & CEO: FD-US
Date:	September 10th, 2006

FTI CONSULTING, INC.

By:
Name
Title:
Date:

EMPLOYEE

By:	/S/ DECLAN KELLY
Name:	Declan Kelly
Title:	President & CEO: FD-US
Date:	September 10th, 2006

IN WITNESS WHEREOF, the undersigned have signed this Agreement on the date specified below.

FD U.S. COMMUNICATIONS, INC.

By:	/S/ JOHN T. QUINN
Name:	John T. Quinn
Title:	CFO
Date:	3 October 2006

FTI CONSULTING, INC.

By:	/S/ ERIC B. MILLER
Name:	Eric B. Miller
Title:	SVP and General Counsel
Date:	3/10/06

EMPLOYEE

By:
Name:
Title:
Date: